                                                                    EXHIBIT 12.1

                                THE PANTRY, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)

                                    Fiscal Year Ended                   26 Weeks Ended
                         -------------------------------------------- -------------------
                          Sept.    Sept.              Sept.    Sept.
                           29,      28,     Sept.      25,      24,   March 26, March 25,
                          1994     1995    26, 1996   1997     1998     1998      1999
                         -------  -------  --------  -------  ------- --------- ---------
Pretax (loss) income.... $  (181) $(3,639) $(10,778) $  (975) $ 4,673  $(2,585)  $ 1,795
Fixed Charges:
  Interest Expense......  12,047   13,241    11,992   13,039   28,946   12,851    18,873
  Amortization of
   deferred financing
   costs................     908    1,038     1,359    1,461    2,071    1,257       970
  Rental expense(1).....   2,183    2,253     2,709    2,901    7,919    3,508     6,152
                         -------  -------  --------  -------  -------  -------   -------
    Total fixed
     charges............ $15,138  $16,532  $ 16,060  $17,401  $38,936  $17,616   $25,995
                         -------  -------  --------  -------  -------  -------   -------
Earnings................ $14,957  $12,893  $  5,282  $16,426  $43,609  $15,031   $27,790
                         -------  -------  --------  -------  -------  -------   -------
Ratio (shortfall) of
 earnings to fixed
 charges................ $  (181) $(3,639) $(10,778) $  (975)    1.12  $(2,585)     1.07
                         =======  =======  ========  =======  =======  =======   =======

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(1) One-third of rental expense related to operating leases representing an appropriate interest factor.